2/19/97

Dear Flex-Partners Shareholder:

We are writing to call your attention to the enclosed proxy materials and to ask for your support with regard to several proposals relating to the management and operation of The Flex-Partners Funds.

A special meeting of The Flex-Partners Funds Shareholders is slated for April 18, 1997 at our offices in Dublin, Ohio. The enclosed proxy ballot represents your vote on the proposals contained herein. We ask that you return your completed proxy card to The Flex-Partners Funds in the enclosed envelope at your earliest convenience in order to avoid additional Fund expense in soliciting your vote.

Proxy votes conducted by mutual funds generally deal with issues specific to one fund in a fund family. The proposals within this proxy statement pertain to a wide range of Flex-Partners Funds shareholders. Therefore, in the interest of saving money, we have prepared a single proxy statement.There are issues contained within this proxy statement that may not pertain to the Fund(s) you own.

The proxy statement contains detailed information about each of the proposals, and we recommend that you read it carefully. However, we have also enclosed some questions and answers that we hope will assist you in evaluating the proposals.

The management and board of trustees of The Flex-Partners Funds requests that you carefully consider each of these proposals before casting your vote. We appreciate your continued confidence in The Flex-Partners Funds and trust that the proposed changes will enable us to better serve your investment objectives. We look forward to working with you in the future. If you have questions, please do not hesitate to call.

Cordially,

Robert S. Meeder, Sr.
President


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                             QUESTIONS AND ANSWERS

Q:       WHAT ARE THE PROPOSALS CONTAINED WITHIN THIS PROXY STATEMENT?

A: The purpose of the proxy statement is to ask for your vote on five issues (Some of these issues may not apply to all Flex-Partners Funds shareholders):

Issues 1 & 3(A):  To consolidate the Board of Trustees of The
                  Flex-Partners Funds and the Board of Trustees of each corresponding Portfolio into one body in order to improve the efficiency of the Boards' operations.

Issues 2 & 3(B):  To ratify the selection of the accounting firm KPMG Peat
                  Marwick, LLP as the independent certified public accountants of the Flex-Partners (the "Trust").

Issue #4:         To approve a change in the investment policies followed
                  by The Institutional Fund and its corresponding Portfolio such that the Portfolio will be allowed to purchase other money market funds.

Issue #5:         To approve a change in how the advisory fees of The BTB
                  Fund's corresponding Portfolio are divided between the adviser, R. Meeder & Associates, and the sub-adviser, Miller/Howard Investments, Inc.

WHY ARE THE BOARDS RECOMMENDING A SINGLE BOARD OF TRUSTEES FOR THE FLEX-PARTNERS FUNDS AND THEIR PORTFOLIOS?

The boards of trustees of The Flex-Partners Funds and their Portfolios have in the past conducted concurrent yet separate meetings. By combining the boards, the efficiency of operating the Funds will be enhanced due to the commonality of interest among all board members as well as dispersing trustee fees to all entities in the complex on a more equitable basis.

WHY DO THE BOARDS WANT TO CHANGE THE INVESTMENT POLICIES OF THE INSTITUTIONAL FUND?

The goals strived for by The Institutional Fund include earning the highest possible yield consistent with the quality, liquidity and diversification requirements applicable to money market funds. At times, when the Fund seeks highly-liquid overnight investments, higher yields could be available from other money market funds rather than from repurchase agreements or other money market instruments. In addition, during times of rapidly rising interest rates, it may be desirable to maintain a large portion of the Money Market Portfolio


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in short-term investments so as to reinvest assets as higher interest rates materialize. Again, money market funds could possibly offer higher yields than repurchase agreements or other money market instruments for this purpose.

WHY ARE YOU BEING ASKED TO APPROVE THE SELECTION OF INDEPENDENT AUDITORS?

Each year, independent auditors audit the financial statements of the The Flex-Partners Funds and their underlying Portfolios and prepare federal and state income tax returns. The law requires that shareholders be asked to ratify the selection of independent auditors for The Flex-Partners Funds and their corresponding Portfolios at the same meetings at which board members are elected. Since we are conducting a proxy vote, we are also asking for your ratification of the independent auditors at this time.

WILL THE CHANGE IN COMPENSATION FOR THE SUB-ADVISER OF THE UTILITIES STOCK PORTFOLIO (THE CORRESPONDING PORTFOLIO OF THE BTB FUND) AFFECT THE ADVISORY FEE CURRENTLY PAID BY THE PORTFOLIO TO THE INVESTMENT ADVISER?

If this proposal is approved, it will have no effect on the investment advisory fee currently paid by The Utilities Stock Portfolio (The BTB Fund). This proposal only affects how the fees are divided between the adviser and the sub-adviser and does not affect the level of fees borne by the Portfolio (or indirectly by The BTB Fund).

                    PLEASE NOTE THAT YOUR BOARD OF TRUSTEES
                       HAS RECOMMENDED THAT YOU VOTE IN
                           SUPPORT OF EACH OF THESE
                                  PROPOSALS.